Exhibit 10.10

101936802
PMJ/AH/RS

IN THE YEAR TWO THOUSAND TWENTY-FIVE,

ON NOVEMBER 5

IN TROYES, at the notary’s office,

Maître Pauline MAZURE-JACQUOT, Notary of the firm “PAUPE – POUILLOT – NOTAIRES ASSOCIES,” a limited liability professional partnership operating a notary office, with its headquarters in TROYES (Aube), 4 Place du Général Patton, the undersigned, identified under CRPCEN number 10010,

With the participation of Maître Jérôme CAURO, Notary in PARIS (75009), 8 rue Auber, assisting the BENEFICIARY,

HAS RECEIVED this deed containing a UNILATERAL PROMISE OF SALE at the request of the persons named below.

THE SELLER—PROMISING PARTY

The legal entity governed by public law, DEPARTMENT OF AUBE, a public-law body with legal personality, whose principal office is located in TROYES (10000), 2 rue Pierre Labonde, identified under SIREN number 221000052.

THE BUYER - BENEFICIARY

The company named NEWCLEO FUEL INNOVATIONS, a simplified joint-stock company with a capital of €10,000,000.00, with its principal place of business in LYON, 3RD DISTRICT (69003), 9 rue des Cuirassiers, identified by SIREN number 979949153 and registered with the Lyon Trade and Companies Register.

TERMINOLOGY

For the purposes of applying and interpreting the Deed (as defined below), the words and expressions listed below and beginning with a capital letter, whether used in the singular or plural, shall have the following meanings, respectively:

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Deed, Promise, or These Terms: refers to this authentic deed executed before the undersigned Notary, containing a unilateral promise of sale of the Property, made by the PROMISING PARTY in favor of the Beneficiary;

-
Deed of Sale, Notarized Deed of Sale, or Sale: means the notarized deed of sale to be executed by the undersigned Notary, which will give effect to the Promise if the Conditions Precedent are fulfilled or if the Beneficiary waives the right to rely on their non-fulfillment

-	Appendix(es): means a document or all documents attached to the Deed; all such documents together form an indivisible whole with the Deed;

-	Article(s): means any article of this Promise

-	The “PROMISING PARTY” shall mean the DEPARTMENT OF AUBE, hereinafter referred to as,

-	The “BENEFICIARY” shall mean the company NEWCLEO FUEL INNOVATIONS, referred to above.

-	The “PROPERTY” refers to the land that is the subject of this promise of sale, located in the municipalities of PONT-SUR-SEINE and MARNAY-SUR-SEINE (Aube).

-	The “PROJECT” shall refer to the BENEFICIARY’s project to construct, on the PROPERTY, a facility to produce innovative fuel from recycled nuclear materials.

-	Property or Real Estate: refers to the real estate and real property rights that are the subject of this agreement,

-	Conditions Precedent: refers to the conditions precedent under which the Promise is granted, such as the conditions set forth herein;

-	Completion Period: means the period, which may be extended under the terms of this Agreement, during which the Promise remains valid

-
Information Package: means all documents and information made available to the Beneficiary, any advisors, and the notary prior to this Agreement to enable them to conduct analyses and investigations in connection with the sale of the Properties;

-
Expenses: means all costs and taxes incurred by the execution of the Letter of Intent and the Sale Agreement, such as the land registry fee, notary fees and charges, and more generally all costs and taxes incurred by the execution of the Letter of Intent and the Sale Agreement, with the exception of:

•	the costs, taxes, fees, and charges related to the release and possible removal of any registrations made by the PROMISING PARTY and the previous owners,

•
any costs incurred in providing documents containing information about the Properties, surveyor’s fees (excluding requests for) and costs related to technical inspections, which remain the responsibility of the Promising Party, unless otherwise agreed by the Parties hereto;

•	and the costs of any legal counsel for the Parties other than the Undersigned Notary and the Participating Notary;

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Reservation Fee: means the amount paid or to be paid by the Beneficiary in consideration of the reservation of the Building during the Interim Period, the amount and disposition of which are set forth herein;

-
“Day(s)” means the number of days, always referring to calendar days, unless otherwise specifically stipulated; provided that if the last calendar day falls on a Saturday, Sunday, or a public holiday in France, the deadline shall be extended to the following calendar day.

-	Business Day(s): means a day other than a Saturday or Sunday, on which banks in Paris are open for the entire day for bank transfer transactions of the type required by the Sale, provided that:

•	that if any of the Parties’ obligations must be performed on a day that is not a Business Day, it must then be performed on the,

•	and that if any notice required to be given hereunder is due on a day that is not a Business Day, such notice must then be given no later than the next Business Day.

-	“Undersigned Notary” means Maître Pauline MAZURE-JACQUOT, Notary in TROYES, counsel to the PROMISING PARTY;

-	Participating Notary: means Maître Jérôme CAURO, Notary in PARIS, counsel for the Beneficiary;

-	“Parties” means the PROMISING PARTY and the Beneficiary collectively;

-	Interim Period: means the period between the signing of the Promise and the signing of the Deed of Sale;

-	Price: means the sale price of the Properties, as set forth herein.

These definitions are not exhaustive.

The Parties may provide additional definitions in the body of the Promise; these definitions shall have the same contractual force.

PRESENCE - REPRESENTATION

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The DEPARTMENT OF AUBE is represented in this agreement by Mr. Philippe DALLEMAGNE, President of the Departmental Council of Aube, a position to which he was appointed pursuant to Resolution No. 2025-RE1-V-1 of the Departmental Assembly dated October 13, 2025.

This resolution became enforceable upon its transmission to the Prefecture on October 15, 2025. Mr. Philippe DALLEMAGNE has full authority to act in this matter, as will be set forth below.

- The company named NEWCLEO FUEL INNOVATIONS is represented in this agreement by:

Its President, the company named NEWCLEO OPERATIONS, a public limited company with a board of directors, with a capital of 40,000,000 euros, whose registered office is located in LYON (69003), 9 rue des Cuirassiers, registered with the Lyon Trade and Companies Register under number 912 522 240, represented by Mr. Stefano BUONO in his capacity as Chairman and Chief Executive Officer.

NEWCLEO OPERATIONS is represented in this agreement by Mr. Gabriel FLOCH, MOX Director, whose business address is at the company’s registered office, and who has full authority for the purposes hereof pursuant to a resolution of the sole shareholder dated October 31, 2025, which is attached hereto.

RESOLUTIONS OF THE DEPARTMENTAL COUNCIL

The Department’s representative is specifically authorized to carry out this transaction on its behalf pursuant to a reasoned resolution of the Standing Committee of the Department of Aube, No. 072025/279 dated July 7, 2025, duly transmitted to the competent State representative on July 10, 2025, and certified as enforceable as of July 10, 2025, followed by an amending resolution No. 09-2025/346 dated September 8, 2025, duly transmitted to the competent State representative on September 15, 2025, and certified as enforceable on September 15, 2025, copies of which remain attached.

This resolution was adopted following the opinion of the State authority in accordance with the provisions of Article L 3213-2 of the General Code of Local Authorities.

Pursuant to the provisions of Article L 3213-2 of the General Code of Local Authorities (CGCT), the resolution was adopted in light of the opinion of the Departmental Director of Public Finance No. 2025-10298-29770 dated May 12, 2025, a copy of which is attached.

The SELLER’s representative represents and warrants that:

All of these resolutions have been published, forwarded to the State’s representative, and posted in accordance with the provisions of the General Code of Local Authorities.

Regarding the resolution of July 7, 2025

It is noted that the two-month period provided for by the aforementioned Code has elapsed without the Department having received notice of an appeal filed with the Administrative Court by the State’s representative for an act contrary to the law, as guaranteed by the State’s representative.

Regarding the resolution of September 8, 2025

It is noted that the two-month deadline for filing an appeal provided for in the aforementioned Code has not yet expired as of today.

Form of Commitments

The commitments undertaken and the statements made under the terms of the Promise shall be deemed to originate directly from the PROMISING PARTY or the Beneficiary, even if they are made by the latter’s legal or contractual representative.

INTERPRETATION

By agreement between the Parties, namely:

Until the date of execution of the Sale, the relationship between the Parties shall be governed by the provisions of the Promise; after that date, their relationship shall be governed by the terms of the Sale;

The terms of the Promise expressly supersede any agreement or arrangement that may have resulted from correspondence prior to the signing of the Letter of Intent;

If there are any conflicts between the terms of the Letter of Intent and those of the Sale Agreement, the terms of the Sale Agreement shall prevail;

For clauses specifying a time period in number of days, unless otherwise stipulated, such periods shall be understood to mean Business Days.

STATEMENT OF FACTS AND INTENT OF THE PARTIES

Conclusion of the Contract

The undersigned Notary hereby advises both Parties that they have a duty to exchange all information that is of decisive importance to the other Party’s consent, pursuant to the provisions of Article 1112-1 of the Civil Code.

The Parties declare that the provisions of this contract have been negotiated in good faith between them, in compliance with the mandatory provisions of Article 1104 of the Civil Code, and that, pursuant to the provisions of Article 1112-1 of the same Code, all information of decisive importance to the other Party’s consent has been disclosed.

They affirm that this contract reflects the balance desired by each of them.

By signing this agreement, each Party acknowledges having received all information it deems material within the meaning of Article 1112-1 of the Civil Code: “The party in possession of information that is material to the other party’s consent must disclose it to the other party whenever the latter is legitimately unaware of such information or relies on its contracting party.

However, this duty to disclose does not apply to the estimation of the value of the consideration.

Information is of decisive importance if it has a direct and necessary connection to the content of the contract or the status of the parties.

The party claiming that information was owed to it bears the burden of proving that the other party was required to provide it, while the other party bears the burden of proving that it did provide it.

The parties may neither limit nor exclude this duty.

In addition to the liability of the party who was bound by this duty, a breach of this duty to disclose information may result in the rescission of the contract under the conditions set forth in Articles 1130 et seq.”

The PROMISING PARTY declares that it has provided, in good faith, all information that it deemed material to the Beneficiary, and the Beneficiary acknowledges that it was able, with the assistance of its counsel, to ask the PROMISING PARTY all relevant questions and obtain answers it deems satisfactory.

The Parties acknowledge that their respective advisors have informed them of the information provided for in Article 1112-1 of the aforementioned Civil Code and that they have received the information they deem material in accordance with said article.

Information Package

The PROMISING PARTY has made the Information Package available to the Beneficiary, comprising the key information and documents in its possession, a list of which is attached hereto, in order to enable the Beneficiary to analyze the Properties, conduct its own investigations, and thereby assess the legal, leasing, technical, tax, environmental, and administrative status of said Properties.

The PROMISING PARTY declares that the Information Package provided to the Beneficiary was compiled by the PROMISING PARTY in good faith.

The Beneficiary declares that it has conducted a thorough review of the Information Package and the Properties, carried out both by itself and by third parties it has engaged for this purpose, covering legal, tax, administrative, environmental, and technical aspects.

The Beneficiary declares that it finds the information and documentation provided by the PROMISING PARTY to be entirely satisfactory and that it is entering into this Promise with full knowledge of the facts; this Promise shall be subject to no warranties other than the statutory warranties and those that may be expressly and exhaustively set forth herein, and the Beneficiary may not rely on any tacit or implied representation or warranty.

The Information Memorandum will be updated by the PROMISING PARTY during the interim period and, as such, will be supplemented with any relevant information that comes to the PROMISING PARTY’s attention between today and the date of the Deed of Sale.

The Parties further declare that the agreements contained in this statement form an integral part of the Promise, constituting an indivisible and inseparable whole with their agreements.

UNILATERAL PROMISE TO SELL

The PROMISING PARTY grants the BENEFICIARY the right to acquire, at the BENEFICIARY’s discretion, the PROPERTY designated below, as such PROPERTY is designated below, together with all real property by destination that may be appurtenant thereto, and as the BENEFICIARY declares to be familiar with having seen and inspected it.

The BENEFICIARY accepts this promise to sell as a promise but reserves the right to request or not request its fulfillment as the BENEFICIARY deems appropriate.

IDENTIFICATION OF THE PROPERTY OR PROPERTIES FOR SALE

An undeveloped, contiguous parcel of land located in the municipalities of PONT-sur-SEINE (Aube) and MARNAY-sur-SEINE (Aube), hereinafter referred to as:

Article One
DESCRIPTION

In PONT-SUR-SEINE (AUBE) 10400, locality known as La Gravière, an undeveloped parcel of land.

As shown on the cadastral map:

Section	No.	Place Name	Area
ZC	4	LA GRAVIERE	00 ha 23 a 90 ca
ZC	5	LA GRAVIERE	06 ha 51 a 00 ca
ZC	6	LA GRAVIERE	04 ha 78 a 80 ca
ZC	7	LA GRAVIERE	01 ha 88 a 00 ca
ZC	8	LA GRAVIERE	00 ha 73 a 10 ca
ZC	9	LA GRAVIERE	18 ha 52 a 70 ca
Total area: 32 ha 67 a 50 ca

A cadastral map is attached hereto.

As the PROPERTY currently exists, extends, continues, and comprises, with all its appurtenances, outbuildings, and structures by destination, easements, and joint ownership, all rights and privileges of any kind attached thereto, without exception or reservation, other than those that may, where applicable, be set forth herein.

RELATIVE EFFECT

Acquisition pursuant to a deed executed before Maître VAN GOETSENHOVEN, notary in NOGENT-SUR-SEINE, on February 14, 2020, and February 17, 2020, published in the TROYES 1 Land Registry on February 21, 2020, volume 2020P, number 1795.

Article Two

DESCRIPTION

In MARNAY-SUR-SEINE (AUBE) 10400, locality known as La Justice,
An undeveloped parcel of land. Described in the cadastral records as follows:

Section	No.	Local Name	Area
ZC	42	LA JUSTICE	01 ha 74 a 60 ca
ZC	43	LA JUSTICE	01 ha 59 a 50 ca
ZC	140	LA JUSTICE	01 ha 16 a 60 ca
ZC	143	LA JUSTICE	00 ha 70 a 70 ca
ZC	144	LA JUSTICE	00 ha 30 a 31 ca
ZC	146	LA JUSTICE	00 ha 36 a 51 ca
ZC	147	LA JUSTICE	00 ha 99 a 76 ca
ZC	149	JUSTICE	00 ha 04 a 35 ca
ZC	150	LA JUSTICE	00 ha 13 a 78 ca
ZC	152	LA JUSTICE	07 ha 25 a 41 ca
Total area: 14 ha 31 a 52 ca

A cadastral map is attached hereto.

As the PROPERTY currently exists, extends, continues, and comprises, with all its appurtenances, outbuildings, and structures by destination, easements, and joint ownership, all rights and privileges of any kind attached thereto, without exception or reservation, other than those that may, where applicable, be set forth herein.

RELATIVE EFFECT

Acquisition pursuant to a deed executed before Maître VAN GOETSENHOVEN, notary in NOGENT-SUR-SEINE, on February 14, 2020, and February 17, 2020, published in the TROYES 1 Land Registry on February 21, 2020, volume 2020P, number 1795.

TITLE TO THE PROPERTY

The SELLER undertakes to prove lawful ownership of the property being sold and, to that end, to provide all titles, documents, and information necessary to the notary responsible for drafting the authentic deed.

Private Domain

The PROMISING PARTY declares and warrants that the PROPERTY is part of the private domain of the Department of Aube, is not part of its public domain, and does not constitute an appurtenance to the public domain within the meaning of Article L.2111-1 of the General Code of Public Property, namely:

-	it is not and has not been designated for direct public use or for the provision of a public service,

-	it is not, nor has it ever been, the subject of development essential to the performance of a public service,

-	and does not constitute an inseparable accessory contributing to the use of property belonging to the public domain.

Consequently, no declassification or prior authorization is required for the execution or performance of this agreement.

USE

The PROMISING PARTY declares that the PROPERTY is currently designated for agricultural/forestry use.

The BENEFICIARY declares that it intends to use the PROPERTY for the construction of a facility for the production of innovative fuel from recycled nuclear materials.

Indeed, the use of the parcels for the construction of this building constitutes a decisive condition for the PROMISING PARTY’s consent.

OWNERSHIP - USE

The BENEFICIARY shall become the owner of the PROPERTY subject to this promise on the date the sale is formally recorded in a notarized deed.

The BENEFICIARY shall have the right to use the PROPERTY as of that same date by taking physical possession thereof, provided that the PROPERTY must, as of that same date, be free of any lease or occupation.

The PROMISING PARTY declares that, as of this date, the PROPERTY has not been the subject of a notice that could give rise to the exercise of a right of first refusal.

CHARACTERISTICS - TIMELINE - PERFORMANCE

CHARACTERISTICS OF THIS PROMISE

This document constitutes a “unilateral promise to sell,” with the BENEFICIARY reserving the right to exercise or not exercise the option granted to them to proceed with the purchase.

TERM

The promise to sell is granted for a term ending at 4:00 p.m., on

December 31, 2030

This date marks the end of the period during which the BENEFICIARY may exercise the option reserved for it to decide whether or not to purchase the PROPERTY.

This timeframe was agreed upon by the Parties to allow the BENEFICIARY to complete the necessary steps for the development of its PROJECT, consisting in particular of conducting the required studies and submitting the necessary permit applications (including for connection to the electricity and gas grids), and to definitively obtain all the permits required for the construction and operation of the PROJECT (meaning that they are free from any possibility of appeal or revocation).

Notwithstanding the foregoing, the term of the Promise may be automatically extended at the sole discretion of the BENEFICIARY.

Such an extension shall be strictly determined based on the reason cited by the BENEFICIARY and shall be subject to the express approval of the PROMISING PARTY in the event of:

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the occurrence of any event beyond the control of the parties or any constraint—particularly legal, technical, or regulatory—arising after the signing of this Promise and independent of any breach by the BENEFICIARY in the performance of its obligations and having the effect of delaying the development or implementation of the PROJECT.

-	any potential appeal against any authorization required for the PROJECT (or the non-final nature of such authorizations, i.e., those not yet free of any appeal or revocation).

In such a case, the Beneficiary shall send the PROMISING PARTY written notice at least SIX (6) MONTHS before the end of the first period running through December 31, 2030, containing the information justifying the reasons for this request for an extension or certifying the filing of an appeal against any application for authorization necessary for the PROJECT (building permit, environmental authorization, etc.) or confirming that such authorizations are not yet final.

Nevertheless, in the event of an appeal against the authorizations required for the Project within the last six (6) months of the Promise, the BENEFICIARY may send the PROMISING PARTY, as soon as possible, a written notice containing the information justifying the reasons for this request for an extension of the deadline or confirming that an appeal has been filed against any application for authorization necessary for the PROJECT (building permit, environmental authorization, etc.), or confirming that such authorizations are not yet final.

If, by that date—which may have been extended—the various documents required to finalize the deed have not yet been brought to the attention of the Notary responsible for drafting it, the completion period shall be automatically extended by eight calendar days following the date on which the Notary receives the last of the required documents, provided that such extension does not exceed ninety (90) days.

In the event that the PROMISING PARTY fails to complete the sale, the PROMISING PARTY may not invoke the expiration of the above-specified deadline against the BENEFICIARY.

CONSIDERATION OF A HEALTH CRISIS

The Parties acknowledge that they are aware of the impact of a public health crisis such as the COVID-19 pandemic with regard to its potential effects on the timeframes for fulfilling a contract.

If such a crisis were to recur during the term of this Agreement, and if statutory or regulatory measures taken in response were to extend the processing times for certain documents necessary to the completion of this Agreement, the term of this Agreement would be automatically extended by an equal period, without the need for any formal extension agreement between the Parties.

NOTIFICATION OF THE PARTIES REGARDING THE SIGNING APPOINTMENT

The drafter of this agreement clarifies, for all intents and purposes, that the date mentioned above in the “Timeframe” section does not constitute the specific date of the signing appointment for the deed of sale. It shall be the responsibility of the PARTIES to consult with their notary in advance to set a signing date.

Consequently, their attention is drawn to the risks involved in making personal commitments—such as giving notice to their landlord, making a firm reservation with a moving company, ordering renovations, ordering and having furniture delivered, or reinvesting the sale price—whose fulfillment would be contingent upon the signing of the deed of sale on that specific date.

FULFILLMENT

The fulfillment of the promise will take place:

Either by the signing of the notarized deed confirming the finality of the sale, accompanied by payment via bank transfer to the notary’s account responsible for receiving the notarized deed of sale, of an amount corresponding to:

-	the stipulated price payable in cash, less any reservation fee that may have been paid in accordance with the terms hereof,

-	the advance payment for the costs of the deed of sale and any loan,

-	any intermediary’s commission,

-	and, in general, all accounts and prorated amounts.

⋅

Or by the BENEFICIARY exercising the option within this period. The exercise of the option by the BENEFICIARY, if carried out, will convert the unilateral promise of sale into a sale. In the latter case, the sale deed must be signed no later than thirty business days following the exercise of the option under the promise, and the transfer of ownership will be deferred until the date of signing of said deed of sale and payment of the purchase price and fees.

However, if, on that date, the various documents necessary for the formalization of the deed have not yet been submitted to the Notary responsible for drafting it, the completion period shall be automatically extended by eight calendar days following the date on which the Notary receives the last of the required documents, provided that such extension does not exceed thirty days.

In the event that the SELLER fails to complete the sale, the SELLER may not invoke the expiration of the above-mentioned deadline against the BUYER.

This exercise of the option shall be carried out by the BENEFICIARY via registered letter, letter delivered against receipt, or a judicial officer’s writ served on the drafting notary, and must be accompanied by a bank transfer to said notary’s account of an amount corresponding to:

-	the stipulated price, payable in cash, less any reservation fee that may have been paid pursuant to this agreement,

-	the advance payment for the costs of the deed of sale and any loan,

-	any intermediary’s commission,

-	and, generally, all accounts and prorated amounts,

-	all of which, net of the portion paid with loan proceeds, subject to proof of the availability of funds by a letter from the lending institution.

It is expressly agreed that, in the event that, prior to the deadline set forth above, a date for signing the definitive sale agreement is mutually agreed upon by the Parties at a date later than the date of fulfillment of this promise, this shall constitute an automatic extension, until such date, of the deadline for fulfillment and exercise of the option under this promise.

The BENEFICIARY’s attention is specifically drawn to the following points:

1° The requirement to make payment by bank transfer rather than by check—even if it is a bank check—stems from the provisions of Article L 112-6-1 of the Monetary and Financial Code.

2° The Notary’s Office may require the Beneficiary to provide a certificate from the bank that issued the wire transfer, verifying the source of the funds, unless such funds result from one or more loans recorded in the notarized deed of sale or in a separate notarized deed.

DRAFTING NOTARY OF THE NOTARIZED DEED OF SALE

The deed of sale will be drawn up by the PAUPE – POUILLOT – NOTAIRES ASSOCIES Notary Office in TROYES (Aube), with the participation or assistance, if applicable, of ARIAS NOTAIRES located in PARIS (75009), 8 rue Auber.

In any event, the transfer of ownership is deferred until the date of the notarization of the sale and the payment of the agreed-upon price and fees, even if the exchange of consent necessary to form the agreement occurs earlier.

BREACH

A breach is defined here as a culpable failure by one of the PARTIES, whether intentional or due to negligence, to fulfill one or more of its obligations hereunder, such failure preventing the completion of the sale.

Failure to exercise the option or sign the deed of sale within the time limit In the event that the BENEFICIARY has neither exercised the option nor signed the deed of sale within the performance period, he shall automatically forfeit the benefit of the promise at the end of said performance period without the need for formal notice from the PROMISING PARTY, who shall then be free to dispose of the PROPERTY notwithstanding any subsequent expression of the BENEFICIARY’s intention to acquire it.

The reservation fee set forth below shall then be payable to the PROMISING PARTY in the event that the conditions precedent have been fulfilled.

In the event of a valid exercise of the option within the time limit

If the BENEFICIARY has validly exercised the option within the above-mentioned performance period, but the deed of sale, accompanied by payment of the purchase price and fees, has not been executed within THIRTY DAYS (30 days) following such exercise, then the more diligent PARTY shall serve notice on the other PARTY, by writ of a judicial officer or by certified letter, to appear at the office of the notary responsible for executing the deed of sale for the purpose of signing said deed.

If, despite the formal notice served under the conditions set forth above, either PARTY refuses or fails to execute the deed of sale on the date specified in the formal notice, a written record shall be drawn up on that date, in which the default of the PROMISING PARTY or the BENEFICIARY shall be noted. This official record must be drawn up—if each of the PARTIES has its own notary—by the PROMISING PARTY’s notary in the event of the BENEFICIARY’s failure to appear, and by the BENEFICIARY’s notary in the event of the PROMISING PARTY’s failure to appear.

Failure to Appear by the PROMISING PARTY

In the event of default by the PROMISING PARTY, the BENEFICIARY may, at its discretion, state in the written record:

Either state their intention to proceed with the sale, in accordance with Article 1221 of the Civil Code, notwithstanding their right to claim fair compensation.

Or have it recorded that the sale has not been completed, this finding resulting from the default declared against the PROMISING PARTY in the minutes, and declare their intention to consider the sale automatically rescinded. The BENEFICIARY shall then simply regain their freedom, without prejudice to their right to claim fair compensation for their loss.

The PROMISING PARTY shall also pay the BENEFICIARY a sum equal to TEN PERCENT (10%) of the price of the promised sale, as damages, in accordance with the provisions of Article 1231-5 of the Civil Code.

Default by the BENEFICIARY

In the event of default by the BENEFICIARY, who fails or refuses to sign the sale despite the exercise of the option, the PROMISING PARTY may, at its discretion, as stated in the minutes:

Either state its intention to proceed with the sale.

Or have it noted that the sale has not been executed, this finding resulting from the default declared against the BENEFICIARY in the minutes, and declare his intention to consider the sale automatically rescinded. The PROMISING PARTY shall then regain his freedom outright. The earnest money set forth below shall then be returned to the PROMISING PARTY.

ENFORCEABILITY OF THE PROMISE

It is agreed between the PARTIES that, by virtue of the BENEFICIARY’s acceptance of the PROMISING PARTY’s promise—as a simple promise—a contract has been formed between them under the terms of Article 1124 of the Civil Code. Consequently, and for the entire duration of the contract, the contract may be revoked only by mutual consent. It follows, in particular, that:

•
The PROMISING PARTY, for its part, has definitively consented to the sale and is hereby obligated to transfer ownership to the
BENEFICIARY under the terms hereof. Consequently, for the entire duration of this promise, the PROMISING PARTY may no longer make another promise to a third party, nor grant any real right or encumbrance whatsoever on the PROPERTY, nor enter into any lease, rental agreement, or lease extension. Nor may the PROMISING PARTY make any material alterations to the PROPERTY—except with the BENEFICIARY’s consent—or cause any damage to it. The same shall apply even if the encumbrance or damage was not directly caused by the PROMISING PARTY. Failure to comply with this obligation shall result in the termination of this agreement at the BENEFICIARY’s discretion.

•	By this promise of sale, the PARTIES agree that the formation of the contract of sale is exclusively contingent upon the BENEFICIARY’s consent, regardless of the PROMISING PARTY’s conduct.

•
Any unilateral revocation or withdrawal of the PROMISING PARTY’s intent shall, as a matter of law, have no effect on the promised contract due to the Beneficiary’s acceptance of this promise as such. Furthermore, the PROMISING PARTY may not invoke the provisions of Article 1590 of the Civil Code by offering to return double the amount paid, if any, as a reservation fee.

•	To the extent necessary, the PROMISING PARTY agrees to performance in kind as provided for in Article 1221 of the Civil Code.

FINANCIAL TERMS OF THE SALE

REAL ESTATE VAT – STATUS OF THE PROMISING PARTY

The PROMISING PARTY declares that it is not acting as a VAT-registered entity within the meaning of Article 256A of the General Tax Code.

Consequently, the sale price will not be subject to VAT.

REAL ESTATE VAT – STATUS OF THE BENEFICIARY

The BENEFICIARY declares that they are acting as a VAT-registered entity within the meaning of Article 256A of the CGI.

The BENEFICIARY may therefore, upon exercising the option, enter into one of the commitments provided for in Articles 1594-O G (commitment to build) or 1115 (commitment to resell) of the CGI.

Failing that, the BENEFICIARY’s acquisition, if it takes place, will be subject to land registration tax at the applicable rate in effect on the date of the sale, which is included in the provision for expenses mentioned below.

PRICE

This sale, if it takes place, will be conducted for a principal price of:

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FORTY EUROS (€40.00, not subject to VAT) per square meter of buildable land in PONT-SUR-SEINE, based on an area of THIRTY-TWO HECTARES, SIXTY-SEVEN ARE, AND FIFTY CENTIARES (32 ha 67a 50 ca), or the sum of THIRTEEN MILLION SEVENTY THOUSAND EUROS, excluding VAT (13,070,000 € excluding VAT),

-
FIVE EUROS (€5.00, excluding VAT) per square meter of non-buildable land in MARNAY-SUR-SEINE, based on an area of FOURTEEN HECTARES, THIRTY-ONE ARE, AND FIFTY-TWO CENTIARES (14 ha 31 a 52 ca), amounting to SEVEN HUNDRED FIFTEEN THOUSAND SEVEN HUNDRED SIXTY EUROS, excluding VAT (€715,760, excluding VAT),

That is, a total of THIRTEEN MILLION SEVEN HUNDRED EIGHTY-FIVE SEVEN HUNDRED SIXTY EUROS (€13,785,760) for a total area of FORTY-SIX HECTARES, NINETY-NINE ARES, AND TWO CENTIARES

(46 ha 99 a 02 ca),

PAYMENT OF THE PRICE

The BENEFICIARY, now the purchaser, shall pay the above price in cash on the day the fulfillment of the promise is officially recorded.

The amount of the earnest money deposit mentioned below, representing 4% of the purchase price, will then be applied toward the sale price.

Payment of the purchase price must be made by the PURCHASER to the notary’s office named at the beginning of this document, by wire transfer to the “customer account deposit (DCN)” account opened in the name of the notary’s office at the CAISSE DES DEPOTS ET CONSIGNATIONS.

This price will be remitted to the SELLER by the undersigned Notary via bank transfer to the SELLER’s bank account. To this end, the SELLER must provide the Notary, no later than the day of the sale, with a Bank Identification Statement (R.I.B.) for his account, signed by him.

NEGOTIATION

The parties declare that these agreements have been negotiated directly between them, without the assistance or involvement of an intermediary.

ACQUISITION COSTS

The BENEFICIARY, now acting as the PURCHASER, shall bear all costs, duties, and fees associated with the notarized deed of sale and any subsequent proceedings.

CAPITAL GAINS ON REAL ESTATE

The PROMISING PARTY declares that he is not subject to the capital gains tax regime for individuals.

TAXES ON THE SALE OF LAND THAT HAS BECOME BUILDABLE

Article 1529 II of the General Tax Code

The municipality has not imposed a tax on the first sale of land that has become buildable, as provided for in the provisions of Article 1529–II of the General Tax Code.

Article 1605 nonies of the General Tax Code

The PROMISING PARTY acknowledges having been informed of the provisions of Article 1605 nonies of the General Tax Code, which establishes a tax on the first sale of land that became buildable after January 13, 2010.

This tax is calculated on an amount equal to the sale price less the purchase price stipulated in the deeds or, failing that, the actual market value as of the date the land was acquired by the seller, based on a detailed and estimated declaration by the parties, adjusted according to the latest consumer price index (excluding tobacco) published by the National Institute of Statistics and Economic Studies.

The tax base is reduced by one-tenth for each year that has elapsed since the date on which the land became buildable, beyond the eighth year.

The tax rate is 5% when the ratio of the land’s sale price to its acquisition price or market value, as defined in Section II, is greater than 10 and less than 30. Above this threshold, the portion of the capital gain remaining subject to tax is taxed at a rate of 10%.

The undersigned notary will consult with the city hall prior to formalizing the sale by notarial deed to verify whether or not the aforementioned tax is applicable.

HOLDING FEE – ESCROW

The BENEFICIARY shall, without delay, pay to the PROMISING PARTY, in consideration of the right of first refusal granted to the PROMISING PARTY, a lump-sum amount of FIVE HUNDRED FIFTY-ONE THOUSAND FOUR HUNDRED THIRTY EUROS AND FORTY CENTS (€551,430.40), representing 4% of the purchase price excluding VAT, in the event that the deed of sale is not signed within the time limit stipulated above solely due to the BENEFICIARY’s fault, even though all the conditions precedent stipulated in the deed have been fulfilled or are deemed to have been fulfilled within the meaning of Article 1304-3 of the Civil Code, or all parties capable of invoking them have waived them.

Payment Commitment

The BENEFICIARY agrees to pay this amount, within TWENTY DAYS from today, to the undersigned Notary, who is appointed as escrow agent pursuant to Articles 1956 et seq. of the Civil Code, by wire transfer to the “customer accounts deposit (DCN)” account opened in the name of the Notary’s Office at the CAISSE DES DEPOTS ET CONSIGNATIONS, receipt of the sum constituting acceptance of the assignment.

These funds shall be frozen, non-transferable, and exempt from attachment until the conclusion of the sales contract.

Failing this, these terms shall be deemed null and void at the discretion of the PROMISING PARTY. In this regard, the parties acknowledge that they have been informed by the undersigned Notary:

-	That the Notary’s Office shall under no circumstances be held liable in the event of the BENEFICIARY’s failure to fulfill its obligation to pay this sum.

-

-	That, once the time limit granted to the BENEFICIARY to make the transfer has expired, the PROMISING PARTY must request confirmation from the Notary’s Office that the said sum has been received.

The disposition of this earnest money shall be as follows:

I – The portion of this sum that has been paid will be deducted from the price and the costs of the deed owed by the BENEFICIARY upon execution of the authentic deed.

II          – The entire amount of this earnest money shall be retained by the PROMISING PARTY as of right as a lump-sum indemnity that cannot be reduced in the event that the BENEFICIARY or its representatives, to the extent agreed herein, fail to complete the acquisition within the time limits and under the conditions set forth above, provided that all conditions precedent have been fulfilled, it being understood that a condition precedent shall be deemed fulfilled if the Beneficiary waives its right to rely on it.

Consequently, the portion of this sum that has been paid shall be immediately remitted by the Notary to the PROMISING PARTY, and the BENEFICIARY shall remain liable to the PROMISING PARTY for any unpaid portion, which the BENEFICIARY hereby undertakes to pay within the aforementioned timeframe.

III          – The portion of this sum that has been paid will be returned in full to the BENEFICIARY in all cases where the failure of the sale to proceed results from the non-fulfillment of any of the conditions precedent set forth herein, the PROMISING PARTY’s default as determined under the conditions defined above, or the occurrence of a total loss or a partial loss for which the Beneficiary could and would wish to resume its contractual freedom. In such a case, the PROMISING PARTY hereby authorizes the escrow agent to return the funds to the Beneficiary.

IV          – In the event that the BENEFICIARY exercises the right of withdrawal, to the extent that such right applies, the portion of this sum already paid will be refunded to the BENEFICIARY at face value, and the escrow agent will be released from its duties upon remittance of this sum within the 21-day period provided for by law.

Dispute

In the event of a disagreement between the PROMISING PARTY and the BENEFICIARY regarding whether or not the above indemnity is to be paid, the Parties hereby expressly authorize the escrow agent named below to deposit the security deposit with the Caisse des Dépôts et Consignations; the escrow agent may not release the Immobilization Indemnity without the agreement of the Parties or a court order.

Escrow Agent

Appointment of a Joint Agent Acting as Receiver

To guarantee the Beneficiary reimbursement of the above-mentioned Hold-Up Indemnity paid to the PROMISING PARTY in the event that the Conditions Precedent are not fulfilled, the PROMISING PARTY assigns, as a pledge and security in favor of the Beneficiary, who accepts it, the above-mentioned sum representing the amount of the agreed-upon Hold-Up Indemnity.

To ensure the validity of the pledge, this sum is immediately remitted to the cashier of the undersigned notary, who shall be deemed to have accepted this role solely by virtue of receiving the sums remitted to him and who shall remain the custodian of said sum as escrow agent under the terms of general law as set forth in Articles 1956 et seq. of the Civil Code, and as an agreed-upon third party within the meaning of Article 2344 of the Civil Code.

Duties of the Escrow Agent

The escrow agent, acting as the joint agent for the Parties, shall hold the sum paid above and shall remit it either to the PROMISING PARTY or to the Beneficiary depending on the outcome of the Retention Fee as set forth above.

Discharge

The escrow agent shall be fully and validly discharged from his mandate by operation of law upon the delivery of the pledged sums in accordance with the foregoing provisions.

TERMS OF SALE

GENERAL TERMS

The sale shall take place under the ordinary general terms and conditions and those required by law, and in particular under the following terms, which the PROMISING PARTY, now the SELLER, and the BENEFICIARY, now the BUYER, agree to comply with:

Warranty of Possession

The SELLER warrants to the BUYER against the risk of eviction in accordance with Article 1626 of the Civil Code.

In this regard, the SELLER declares:

-	that, as of today, there are no pending legal actions or disputes that could affect the right of ownership,

-	that no expropriation proceedings have been brought to the SELLER’s attention,

-	that there has been no encroachment on the neighboring property,

-	that the PROPERTY is not subject to any order to perform work,

-	that he has not changed the intended use of the PROPERTY in violation of,

-	that the physical condition of the PROPERTY has not been altered by him through,

-	that he has not granted anyone other than the PURCHASER any right to the PROPERTY that could prevent the sale,

-	and to subrogate the PURCHASER to all of his rights and remedies.

Mortgage Guarantee

The SELLER agrees, if there are one or more registered mortgagees, to pay in full any amounts still owed to them, to obtain, at his own expense, certificates of cancellation of the registrations, and to provide proof thereof to the PURCHASER.

Easements

The BUYER shall enjoy or bear any easements, if any exist.

Condition of the Property

Without prejudice to the application of the provisions of the “Transitional Provisions” section, the BUYER accepts the PROPERTY in the condition in which it is found on the date of taking possession, with no recourse against the SELLER for any reason whatsoever, including, but not limited to:

-	apparent defects,

-	hidden defects, notwithstanding the provisions of Article 1643 of the Civil Code.

With regard to latent defects, it is specified that this exemption from warranty does not apply:

-	if the SELLER is a real estate or construction professional, or if the SELLER is deemed to be or has acted as such,

-	if the BUYER proves, within the statutory time limits, that the latent defects were in fact known to the SELLER.

Land Area

The SELLER provides no warranty regarding the size of the land.

Provisions Regarding Zoning

The following urban planning documents are attached:

Regarding the municipality of MARNAY

-	Planning Certificate No. CU 010 225 25 D 0007 issued by the Mayor of the Municipality on June 19, 2025,

-	Excerpt from the Local Urban Planning Plan (PLU) regarding natural areas,

-	Excerpt from the Local Urban Planning Plan (PLU) regarding public utility easements, “List and Description of Public Utility Easements,”

-	Map from the Local Urban Planning Plan relating to public utility easements.

Regarding the municipality of PONT DE SEINE

-	Planning Permit No. CU 010 298 25 D 0021 issued by the Mayor of the Municipality on June 20, 2025,

-	Excerpt from the Local Urban Planning Plan (PLU) regarding Zone UY,

-	Excerpt from the Local Urban Planning Plan (PLU) regarding archaeological sites,

-	Excerpt from a plan prepared by the Aube Departmental Directorate of Public Works (DDE) titled “No. 3b Environment,”

-	Excerpt from the Local Urban Development Plan regarding Public Utility Easements T1 and PT1,

-	Excerpt from the Local Land-Use Plan regarding Public Utility Easements.

The BENEFICIARY acknowledges having received from the undersigned notary all explanations and clarifications regarding the scope, extent, and effects of these encumbrances, requirements, and restrictions.

The Beneficiary therefore undertakes to personally ensure compliance with the obligations and requirements, as well as adherence to public easements and other administrative limitations on property rights mentioned in these documents.

Zone N – Regulations

The property is partially located in Zone N under the applicable zoning regulations.

The general rule is that only the following are permitted in Zone N:

•
structures and facilities necessary for agricultural and forestry operations (including facilities necessary for the processing, packaging, and marketing of products when these activities constitute an extension of the production process), subject to obtaining the required permits,

•
structures and facilities necessary for community amenities or public services, provided they are not incompatible with the practice of agricultural, pastoral, or forestry activities on the land parcel where they are located and do not compromise the preservation of natural areas and landscapes,

•	under certain conditions and in certain areas, the construction of additions to existing dwellings.

A change of land use is generally prohibited, except under the following two conditions:

•	the building must be expressly included in a special list in the Local Land-Use Plan;

•	the change must be compatible with the agricultural or natural character of the area and must not compromise the landscape quality of the site.

Preventive Archaeology

The BENEFICIARY is hereby informed:

•	first, that the Prefect may request a preventive archaeology assessment;

•	second, of the consequences that may result from this assessment, both with regard to urban planning documents and the deadlines set for completion of the development project.

Archaeological Remains on Property - Information

Article 552 of the Civil Code provides that:

“Ownership of the land includes ownership of what lies above and below it. The owner may erect on the surface any plantings and structures he deems appropriate, subject to the exceptions set forth under the heading ‘Easements or Land Services.’ He may carry out beneath the surface any construction or excavations he deems appropriate, and extract from such excavations all resources they may yield, subject to modifications resulting from laws and regulations relating to mining, and from public safety laws and regulations.”

However, Article L 541-1 of the Heritage Code provides that:

"The provisions of Article 552 of the Civil Code relating to the rights of the landowner do not apply to immovable archaeological property unearthed as a result of archaeological operations or chance discoveries carried out on land acquired after the publication of Law No. 2001-44 of January 17, 2001, on preventive archaeology. These immovable archaeological properties belong to the State as soon as they are uncovered as a result of archaeological operations or in the event of a chance discovery.

The State shall pay the owner of the land on which the property is located compensation intended to offset any damage that may be caused to the owner in order to gain access to said property. In the absence of an amicable agreement on the amount of compensation, it shall be determined by a judge."

A distinction must be made between:

•
Buried or concealed archaeological remains on real property—and therefore unknown to the landowner—the ownership of such remains cannot be acquired by prescription, much less by title. This relic belongs to the State regardless of who discovered or “uncovered” it. Compensation is provided for the owners of the land crossed in order to access this relic. If the relic is discovered by the landowner, the latter may receive compensation in the event of commercial exploitation, which may be either a lump sum or based on the results of such exploitation. All of this, of course, applies only if the relic in question is of scientific or historical interest. The municipality within whose territory the relic was discovered has six months to decide whether to incorporate the relic into its public domain or to waive its rights to the relic. If no decision is made within this period, the municipality is deemed to have waived its rights to the relic. When the artifact is not incorporated into the public domain, it may be transferred by mutual agreement by the State, and if, within six months of the municipality’s waiver, it is neither incorporated into the public domain nor transferred by mutual agreement, the State is deemed to have relinquished its ownership; the landowner may then request that the Prefect record this relinquishment in a document to be published with the land registry, all in accordance with the provisions of Article R 541-1 of the Heritage Code.

•
The archaeological remains that are neither buried nor concealed and are mentioned in the deeds constitute title to the landowner; if not mentioned in the documents, ownership may be claimed by the landowner by invoking acquisitive prescription.

Declaration by the PROMISING PARTY

The assessment conducted by Guillaume VERRIER (INRAP, 38 rue des Dats, 51520 ST-MARTIN-SUR-LE-PRE) from August 16 to November 3, 2006, a copy of which is attached, was positive. Based on this assessment, the State has determined that the archaeological remains found are of genuine scientific interest. The conclusions are as follows:

“The survey conducted at the boundary between the municipalities of Marnay-sur-Seine and Pont-sur-Seine yielded a wealth of archaeological discoveries.

These date from the Early Neolithic through the Early Middle Ages. Among these discoveries, most deserve special attention due to their size or their unique or rare nature for the region in question.

Neolithic Period:
Regarding the Early Neolithic house, while several are known nearby (for example, in the municipality of Barbuise) in an alluvial plain setting, the one uncovered here is located on the edge of the Seine Valley, beneath the chalky slopes bordering the river. However, this settlement remains atypical for this period, and further research could help explain its location.

Still regarding the Neolithic period, a burial site was found near this house. Although this association of a house and a burial is occasionally known for this period, it would be interesting to clarify the connection between these two discoveries—namely, whether they are contemporary or not, and whether this burial is isolated or accompanied by others.

The Late Bronze Age and the Early Iron Age:
The evidence suggesting an occupation dating to the Early or Middle Bronze Age, though limited, is interesting in itself, as this period remains largely unknown in this region.

As for the protohistoric necropolis, as we mentioned earlier, it would be interesting first and foremost to precisely date this discovery. Furthermore, we may have overlooked a few small enclosures (less than 10 meters in diameter). Finally, having identified the presence of burials and a possible cremation among these circular enclosures, it would be helpful to determine whether this is yet another instance of coexistence (though the combined presence of burials and cremation leads us to strongly doubt this) and, above all, to clarify the extent of this phenomenon within the necropolis. Finally, one might wonder whether this necropolis belongs to the protohistoric settlement identified on the upper part of the slope.

This settlement, dated to the late Hallstatt and early Early La Tène periods, is also interesting for several reasons. Based on the finds, it appears to have been of high status (consumption of meat from young animals, the presence of numerous tableware ceramics, and the presence of iron artifacts, including a razor). It would be interesting to understand how this settlement fits into the settlement network of the western part of the Hallstatt zone (notably by situating it among the known settlements of Bassée or Northern Burgundy) and to determine its status within this network during a period marked by the heyday of “princely” residences. Finally, it is worth noting its location, which is again unique: on the slopes of the Seine Valley, whereas currently known examples in the region (for example, in Bassée) show that such settlements tended to develop primarily in alluvial areas.

Roman period:
In addition to the route’s location, which until now was unknown (was it a road following the Seine Valley, in which case it would need to be linked to the other presumed roads that cut directly between major Roman settlements?), and its relatively late date of construction (which, incidentally, could point to its function as a road running along the valley), the presence of the mausoleum along this route is, in our opinion, relatively significant.

In our region, very few “mausoleums” are known (at most three: the one at Faverolles, the one at Arcis-sur-Aube, and a third in the Perthois region). Thus, this type of discovery is rare enough to warrant our attention. Although it has been greatly altered by modern or contemporary restoration work, it would be interesting to determine the function of the large pits identified within the mausoleum’s enclosure.

Medieval Period:
Based on our assessment, the medieval necropolis is rich enough to warrant attention. Furthermore, it would be interesting to determine whether the two groups observed actually correspond to a historical reality and, if so, whether they are chronologically related or not. Given its estimated size of between 200 and 300 individuals, this necropolis is already significant. Furthermore, it seems clear that this necropolis is located near a settlement. Is it Pont-sur-Seine or another settlement not yet identified?

Furthermore, the small settlement located to the west raises questions. Given its size, if it is a settlement, we find it difficult to link it to the necropolis. Perhaps it should be interpreted as an early religious settlement, one that was also situated along a transportation route still in use at that time.

Finally, the 10th–12th-century settlement located further south is also of interest. Aside from the fact that no other Early Medieval site has been excavated in the area, the chronological range is significant because, of the thirty or so Early Medieval settlements excavated in the region, barely half a dozen have yielded remains from this period. Finally, it would be helpful to determine whether part of the necropolis is connected to this settlement.”

It is noted that four orders mandating archaeological excavations have been issued for the PROPERTY, namely:

-
Decree No. 2006/168 of June 8, 2006, mandating an archaeological survey (concerning parcels located in Pont-sur-Seine —ZC 4 through 9 and Marnay-sur-Seine 38 through 43), requiring an archaeological survey to identify and characterize the nature, extent, and state of preservation of any archaeological remains that may be present within the project’s footprint in order to determine the measures to be taken for the preservation of the remains.

This order was followed by an archaeological survey report, attached hereto, prepared by Mr. Guillaume VERRIER, scientific director at the Champagne-Ardenne Regional Directorate of Cultural Affairs.

-
Decree Prescribing Archaeological Excavations No. 2006/446 of December 18, 2006 (concerning parcels located in Pont-sur-Seine — ZC 4 through 9, and Marnay-sur-Seine—38 through 43), mandating a preventive excavation to preserve the numerous archaeological remains dating from the Early Neolithic through the Early Middle Ages, as revealed by the diagnostic report of December 8, 2006,

-
Archaeological Excavation Order No. 2007/029 of January 18, 2007, mandating a preventive excavation on a parcel located in Marnay-sur-Seine, cadastral section ZC 37p), which was not included in Order No. 2006/446.

-	Archaeological Excavation Order No. 2007/166 of April 25, 2007, amending Order No. 2006/446 of December 18, 2006.

A copy of these decrees is attached hereto.

The SELLER declares that it is not in possession of any other reports prepared pursuant to the aforementioned decrees mandating archaeological excavations.

In a letter dated June 18, 2013, the Regional Directorate of Cultural Affairs acknowledged receipt of the archaeological excavation report prepared by Sandrine Fournand, the scientific director of the operation located in the Aube department, in the municipalities of Pont-Sur-Seine and Marnay-Sur-Seine, at the site known as “La Gravière.”

In a letter dated August 6, 2013, the Regional Directorate of Cultural Affairs acknowledged receipt, on July 23, 2013, of the archaeological excavation report prepared by Benoît Dupéré and Guillaume Verrier, the scientific directors of the operation located in the Aube department, in the municipalities of Pont-Sur-Seine and Marnay-Sur-Seine, at the site known as “La Gravière.”

A copy of these documents is attached to this document.

In an email received on October 29, 2025, attached hereto, Ms. Sandrine FOURNAND confirmed that the land at the “La Gravière” site has been cleared of all archaeological restrictions by the DRAC (Regional Directorate of Cultural Affairs) Champagne-Ardenne, following excavations conducted at the request of the SMBE (Société Mériotaine de Bio-Ethanol) in 2007.

Local Taxes and Fees

Local taxes

The SELLER declares that they are up to date on all tax assessments

The BUYER shall be responsible, as of the date of taking possession, for the taxes, fees, and other charges to which the sold property is subject.

With regard to property taxes and household waste collection fees, the following is hereby specified:

The SELLER remains solely liable for payment of those relating to prior years.

The BUYER agrees, with respect to the payment of taxes for the current year, to reimburse the portion for which it is responsible, calculated on a pro rata basis, upon the first request of the SELLER, who is the legally liable party accompanied by a copy of the tax notice.

Finally, the BUYER shall be liable for the payment of taxes relating to subsequent years. In this regard, if the tax notice continues to be issued in the SELLER’s name, the SELLER agrees to promptly notify the tax office of the change in circumstances resulting from this agreement.

Tax Benefit Related to a Lease Commitment

The SELLER declares that he has not enrolled in any tax regime that would allow him to benefit from depreciation deductions in exchange for the obligation to lease the property under certain conditions.

Advertising Agreement

The SELLER declares that no signage agreement has been entered into.

NO SUBDIVISION – ZAC – ZAD – ASL – AFUL

The PROMISING PARTY declares that the PROPERTY is not part of a subdivision, a deferred development zone, a coordinated development zone, or a voluntary homeowners’ association or voluntary urban land association, and that there are no terms and conditions governing the transfer of the land.

EASEMENTS

URBAN PLANNING EASEMENTS

The following public utility easements are listed in the aforementioned zoning certificates:

Regarding MARNAY-SUR-SEINE:

“I 4: easement relating to the installation of electrical conduits”

“T 1: easements relating to the railroad”

Regarding PONT-SUR-SEINE:

“The property is subject to easement PT1 (easements relating to radio transmissions and electromagnetic interference).

“The property is located near T 1 easements (easements relating to the railroad).”

REMINDER OF EASEMENTS

The PURCHASER shall benefit from or bear the easements, if any exist.

The SELLER declares that he has not personally created any easements on the Properties, and that to the best of his knowledge, the Properties are not encumbered by any easements other than those that may result from the natural condition of the premises, the law, urban planning regulations, or any applicable condominium bylaws, with the exception of those listed below:

With regard to the building described in Article One:

*	On the parcel registered in cadastral section ZC, No. 4:

Pursuant to a deed executed before Dominique AMILLET, notary in REIMS (Marne), dated May 17, 2000, and published in the TROYES II Land Registry on July 4, 2000, Volume 2000P, No. 3970:

Easement agreement for the installation of telecommunications lines for the benefit of FRANCE TELECOM.

*	On the parcel registered in cadastral section ZC, No. 5:

Pursuant to a deed executed before Dominique AMILLET, notary in REIMS (Marne), dated October 24, 2000, published in the TROYES II Land Registry on November 23, 2000, volume 2000P, No. 6877:

Easement agreement for the installation of underground telecommunications lines between Mr. and Mrs. DOMBRECHT-HEURETEVIN and FRANCE TELECOM.

*	On the parcel registered in cadastral section ZC, No. 6:

Pursuant to a deed executed before Maître Dominique AMILLET, notary in REIMS (Marne), dated January 17, 2000, and published by the TROYES II Land Registry on March 16, 2000, Volume 2000P No. 1531, Mr. Jean François MAHOT granted FRANCE TELECOM an easement on the parcel located in PONT SUR SEINE, cadastral section ZC No. 6, which he owns, for the installation of underground telecommunications cables.

*	On the parcel registered in cadastral section ZC, No. 7:

Pursuant to a deed executed before Maître Dominique AMILLET, notary in REIMS (Marne), dated May 17, 2000, and published with the Land Registry Office in TROYES on July 4, 2000, Volume 2000P No. 3969, the owner of the parcel located in PONT SUR SEINE, registered in cadastral section ZC No. 7, granted FRANCE TELECOM an easement for the installation of underground telecommunications cables.

* On the parcel registered in cadastral section ZC, No. 8:

Pursuant to a deed executed before Dominique AMILLET, notary in REIMS (Marne), dated October 24, 2000, and published at the TROYES Il Land Registry on November 23, 2000, volume 2000P, No. 6878:

Easement agreement for the installation of underground telecommunications lines between Mr. and Mrs. BOURCEVET-MAHOT and FRANCE TELECOM.

With regard to the property described in Article 2:

On the parcel registered in cadastral section ZC, No. 42:

Pursuant to a deed executed before Dominique AMILLET, notary in REIMS (Marne), dated July 4, 2000, and published by the TROYES II Land Registry on August 24, 2000, Volume 2000P, No. 4861:

Easement agreement between Mr. LENOIR and FRANCE TELECOM for the installation of telecommunications lines.

On the parcel formerly registered in cadastral section ZC, No. 37, from which the parcel registered in cadastral section ZC, No. 140, was derived:

Pursuant to a deed executed before Maître Dominique AMILLET, notary in REIMS (Marne), dated May 17, 2000, and published by the TROYES II Land Registry on July 4, 2000, Volume 2000P, No. 3964:

Easement agreement in favor of FRANCE TELECOM for the installation of telecommunications lines.

On the parcels formerly registered in cadastral section ZC, Nos. 38 and 39, from which the parcels registered in cadastral section ZC, Nos. 143, 144, 146, and 147, were derived:

Pursuant to a deed executed before Dominique AMILLET, notary in REIMS (Marne), dated July 4, 2000, and published with the TROYES II Land Registry on August 24, 2000, Volume 2000P, No. 4860:

Easement agreement in favor of FRANCE TELECOM for the installation of telecommunications lines.

On the parcels formerly registered in cadastral section ZC, Nos. 40 and 41, from which the parcels registered in cadastral section ZC, Nos. 149, 150, and 152, were derived:

Pursuant to a deed executed before Dominique AMILLET, notary in REIMS (Marne), dated July 4, 2000, and published by the TROYES II Land Registry on August 24, 2000, Volume 2000P, No. 4861:

Easement agreement in favor of FRANCE TELECOM for the installation of telecommunications lines.

ENVIRONMENTAL PROVISIONS

Consultation of Environmental Databases

The following databases were consulted:

•	The database on former industrial sites and service activities (BASIAS).

•	The database on polluted or potentially polluted sites and soils requiring action by public authorities, whether preventive or remedial (BASOL).

•	The database of classified facilities subject to authorization or registration by the Ministry of the Environment, Energy, and the Sea.

The results of the searches in BASOL, BASIAS, and the database of classified facilities are detailed in the attached Soil Pollution Risk Assessment (ERPS).

The GEORISQUES report is attached.

Environmental Protection

The notary informs the parties of the following provisions of the Environmental Code:

Those of Article L 514-20 of the Environmental Code, to the extent that a facility subject to authorization or registration has been operated on the premises:

"When a facility subject to authorization or registration has been operated on a parcel of land, the seller of that land is required to inform the buyer in writing; the seller must also inform the buyer, to the extent known, of any significant hazards or disadvantages resulting from the operation.

If the seller is the operator of the facility, the seller must also inform the buyer in writing whether the seller’s operations involved the handling or storage of chemical or radioactive substances. The deed of sale shall serve as proof that this requirement has been met.

Failing this, and if pollution is discovered that renders the land unfit for the purpose specified in the contract, within two years of the discovery of the pollution, the buyer may choose to request the rescission of the sale or a refund of part of the purchase price; the buyer may also request the remediation of the site at the seller’s expense, provided that the cost of such remediation does not appear disproportionate to the sale price.”

•	Those set forth in Article L 125-7 of the Environmental Code, to the extent that a facility subject to authorization or registration has not been operated on the premises:

“Without prejudice to Article L 514-20 and Article L 125-5, when a parcel of land located in a soil information zone referred to in Article L 125-6 is the subject of a sale or lease agreement, the seller or lessor of the land is required to inform the purchaser or lessee of this in writing. They shall provide the information made public by the State pursuant to the same Article L. 125-6. The deed of sale or lease shall attest to the fulfillment of this requirement.

Failing that, and if pollution is discovered that renders the land unfit for the purpose specified in the contract, within two years of the discovery of the pollution, the buyer or tenant may choose to request the rescission of the contract or, as the case may be, to be refunded a portion of the purchase price or to obtain a reduction in rent. The purchaser may also request that the land be remediated at the seller’s expense when the cost of such remediation does not appear disproportionate to the sale price.”

Furthermore, with regard to the handling of excavated soil, it is then considered personal property and, if contaminated, will be subject to waste regulations. As such, it must be disposed of in landfills appropriate for the hazardous, non-hazardous, or inert nature of the waste.

The SELLER declares:

•	that he has not personally operated a facility subject to authorization on the premises;

•	that he is not aware of the existence of any waste considered abandoned;

•
that, to the best of his knowledge: he has never carried out any activity on the property that is the subject of this agreement, which constituted a land reserve. No handling or storage of chemical or radioactive substances covered by Article L 514-20 of the Environmental Code has therefore taken place in the building that is the subject of this agreement; the property is not subject to any pollution that could result, in particular, from current or past operations or from the proximity of a facility subject to authorization; no waste or substances of any kind—such as, for example, asbestos, polychlorinated biphenyls, or polychlorinated terphenyls—either directly or in equipment or facilities that could pose hazards or nuisances to health or the environment; no activities have ever been carried out on the premises or in neighboring areas that pose  dangers  or  nuisances  to  health  or the environment (e.g., air, surface water, groundwater, soil, or subsoil); no incident or accident has occurred that posed a danger to public safety, the quality, conservation, or flow of water;

•	that he has not received any order from the authorities, in his capacity as “owner,” to carry out restoration work on the building;

•	that he has no information leading him to believe that the premises have, at any time, housed a classified facility or, more

•	in general, a facility subject to reporting requirements.

Nevertheless, the deed received on February 14, 2020, by Maître VAN GOETSENHOVEN, Notary in NOGENT-SUR-SEINE, regarding classified facilities, states:

“It is hereby noted that the property being sold is listed as a classified facility in the name of Société Mériotaine de Bio-Ethanol.

The Société Mériotaine de Bio-Ethanol declares that building permits were issued to it for the properties that are the subject of this sale, but that as of today, said permits are no longer valid.

The Société Mériotaine de Bio-Ethanol states that it never built the plant and, consequently, never personally operated the site being sold, in accordance with Prefectural Order No. 2011347-0006 dated December 13, 2011, referred to above.”

General Obligation to Dispose of Waste—Information

The SELLER must bear the cost of disposing of any waste—if any exists—whether it is the Seller’s own waste or that of producers or holders who are now unknown or have disappeared, that may be found on the property. The SELLER may only be exempted from this obligation if it proves that it had no involvement in the abandonment of the waste and that it did not permit or facilitate such abandonment by a third party.

The Environmental Code defines waste as any residue from a production, processing, or use process, or any substance, material, or product that its holder intends to discard. Waste results from ordinary household activities as well as economic activities; it may be harmless or hazardous, and it may be biodegradable or inert.

It excludes from waste regulations unexcavated soil, including unexcavated contaminated soil, and buildings permanently attached to the ground.

Under this Code, any waste generator or holder is required to ensure or arrange for the management of the waste and remains responsible for it until its final disposal or recovery, even when the waste is transferred to a third party for treatment. Waste disposal includes the collection, transport, storage, sorting, and treatment operations necessary for the recovery of reusable elements and materials or energy, as well as the disposal or release into the natural environment of all other products under conditions designed to prevent harm.

TECHNICAL ASSESSMENT REPORT

- Termite Control

A report on the presence of termites must be attached to any preliminary sales agreement, or failing that, to any deed of sale, when the property being sold is located in a “area infested (with termites) or likely to become infested in the short term,” as defined in Article L131-3 of the CCH.

The SELLER declares that the PROPERTIES are not located in such zone. Consequently, no pest inspection report is required.

The SELLER further declares, with respect to the PROPERTIES being sold:

-	that, to the best of his knowledge, they are not infested with termites,

-	that he has not received any order from the Mayor to inspect for termites or to carry out preventive or eradication work.

If, between now and the completion of the sale, the preparation of such a pest inspection report becomes mandatory, the PROMISING PARTY agrees to have it prepared without delay, at his own expense, so that it may be attached to the deed of sale.

This promise would then be subject to the condition precedent that the inspection report thus requested does not reveal the presence of termites. It is specified that the presence of other wood-boring insects will not be sufficient to allow the BENEFICIARY to withdraw from the purchase.

The BENEFICIARY may then, at their discretion, withdraw from the purchase but may not require the PROMISING PARTY to perform any work that may become necessary. Any security deposit paid would then be refunded to the BENEFICIARY.

-	Combating Dry Rot

A report on the risk of dry rot infestation must be attached to any preliminary sales agreement, or failing that, to any deed of sale, when the property being sold is located in an “area at risk of dry rot,” as defined in Article L131-3 of the CCH.

The SELLER declares that the PROPERTIES are not located in such zone.

Consequently, no report on the risk of dry rot is required.

The SELLER further declares, with respect to the PROPERTIES being sold:

-	that, to the best of his knowledge, they are not infested with dry rot,

-	that he has not received any order from the Mayor to inspect for dry rot or to carry out preventive or eradication work.

If, between now and the completion of the sale, the preparation of such a report becomes mandatory, the PROMISING PARTY undertakes to have it prepared without delay, at his own expense, so that it may be attached to the deed of sale.

This promise would then be subject to the condition precedent that the dry rot risk assessment thus requested does not reveal the presence of dry rot in the PROPERTY.

The BENEFICIARY may then, at their discretion, withdraw from the purchase but may not require the PROMISING PARTY to carry out any work that may become necessary. Any security deposit paid would then be refunded to them.

-	Aircraft Noise

The PROPERTIES are not located in a noise zone defined by an aircraft noise exposure map as provided for in Article L112-6 of the CCH.

A report on aircraft noise pollution, indicating no such pollution, is attached.

-	Risk Prevention Plan

Pursuant to the law of July 30, 2003, codified in Article L125-5 of the Environmental Code, the SELLER declares that the PROPERTIES are located in a municipality covered by a risk prevention plan and/or subject to seismic risk, as indicated in the attached Statement of Risks and Pollution (ERP).

-	Hazard – Clay Shrinkage and Swelling – ELAN Act

The property is located in an area of high or moderate exposure to differential ground movement resulting from drought and soil rehydration, as determined by the ministers responsible for construction and the prevention of major natural risks, as defined by Article R112-5 of the CCH.

An excerpt from the map is included in the aforementioned Risk and Pollution Statement (ERP).

Since the PROPERTY is located outside an urban planning zone where the construction of a residential home is permitted, the SELLER is not required to provide the BUYER with a “preliminary geotechnical study” to be attached to the preliminary sales agreement or, failing that, to the deed of sale (Article L112-21 of the CCH).

Consequently, no geotechnical study has been conducted by the SELLER, as hereby stated.

The BENEFICIARY acknowledges having been informed by the undersigned Notary that, if he wishes to undertake construction work on one or more buildings intended for residential use or for both professional and residential use and containing no more than two dwelling units, he must provide the builder with a preliminary geotechnical study or a geotechnical study that takes into account the location and characteristics of the building.

This geotechnical study must be attached to each subsequent deed of sale.

-	Soil Information Zone

The PROPERTY is not located in a soil information zone.

RESERVATIONS - CONDITIONS PRECEDENT

This agreement is subject to the following reservations or conditions precedent.

In accordance with the provisions of Article 1304-6 of the Civil Code, the obligations assumed shall take effect upon fulfillment of these conditions.

Any condition precedent is deemed to have been fulfilled when its fulfillment is prevented by the party with an interest therein, pursuant to the first paragraph of Article 1304-3 of the Civil Code.

The party in whose favor a condition precedent is exclusively stipulated is free to waive it as long as it has not been fulfilled or has not failed to be fulfilled. In such a case, this waiver must be made by registered mail addressed to the notary representing that party within the time limit set for its fulfillment.

If any of the aforementioned conditions precedent is not fulfilled within the time limit set forth above—which may be extended—and the beneficiary has not waived it, this promise shall be deemed null and void at the discretion of the PROMISING PARTY, without compensation to either party.

In any event, until these terms are formally renewed, the PROMISING PARTY shall retain control over the administration, income, and risk management of the PROPERTY.

Conditions Precedent Under General Law

This agreement is entered into subject to the following conditions precedent under general law:

•
That the unalterable thirty-year chain of title to the PROPERTY be substantiated within six (6) months of the signing of this agreement by providingincluding copies of title deeds and mortgage records covering a period of at least thirty (30) years, and demonstrating, in particular, that any action for restitution arising from prior transactions can no longer be brought;

•
That the prior title deeds, zoning documents, or other records do not reveal any easements, encumbrances, or defects of any kind not disclosed in this Agreement, including private law easements and urban planning regulations encumbering the PROPERTY that could significantly diminish its value, and/or render it unsuitable for the use intended by the BENEFICIARY, and/or prevent or substantially increase the cost of the PROJECT. It is hereby specified that this condition precedent is stipulated for the benefit of the PURCHASER, who alone is entitled to invoke it.

•
That the mortgage statement reveals no liens or encumbrances whose total value, including the cost of the required cancellations, would exceed the purchase price, and for which no release or waiver of the obligation to pay off the mortgages has been obtained.

•
That the Department provide evidence of its full capacity to dispose of the PROPERTY, the powers of its representatives, and its free disposal of the PROPERTY, and that all itsresolutions are free from any appeals or revocations;

•
That the PURCHASER have access to all documents necessary to assess the feasibility of the Project, provided that such documents do not reveal any encumbrances and/or obligations that are not reasonably foreseeable and that are likely to significantly diminish the value of the property and/or likely to prevent or make the transaction proposed by the PURCHASER substantially more costly;

•
This agreement shall be served on all holders of a right of first refusal that may be exercised in connection therewith, whether pursuant to Article L 211-1of the Urban Planning Code with respect to the urban right of first refusal, or pursuant to any other code establishing a right of first refusal, or any other right of first refusal listed below in the section titled “CONDITIONS PRECECENT.”

The exercise of the right of preemption, if it occurs, will bind the SELLER with respect to the preemptor and render this agreement null and void, which the parties acknowledge. Notwithstanding the foregoing, in the event of the cancellation of the right of first refusal or a subsequent waiver—whether express or implied—of the decision to exercise the right of first refusal by the beneficiary thereof, the PROMISING PARTY shall be required to sell the PROPERTY to the BENEFICIARY, if the latter so requests, subject to the terms and conditions set forth herein.

This provision shall apply, in particular, in the event of the exercise of:

-	The municipal right of first refusal, The right of first refusal established in Deferred Development Zones,

-	The right of first refusal established in Sensitive Natural Areas (ENS)

-	The right of first refusal of the incumbent tenant,

-	The right of first refusal held by SAFER,

-	The right of first refusal held by the owners of adjacent parcels, the municipality, or the state, in the case of forested parcels.

The PROMISING PARTY declares:

-	that the subject matter of this agreement shall be subject to the following rights of first refusal:

o	SAFER,

o	the municipality’s urban right of first refusal.

-	that there are no other statutory or contractual rights of first refusal or preemption.

The PROMISING PARTY undertakes to satisfy the applicable preemptive rights no later than the signing of the notarized deed of sale.

In the event of a partial right of first refusal:

-
if the exercise of the right of preemption applies to all or part of the properties located in PONT-SUR-SEINE: this promise of sale shall automatically become null and void, and the earnest money paid shall be returned to the Beneficiary without delay,

-
If the exercise of the right of preemption applies to all or part of the properties located in MARNAY-SUR-SEINE, the Beneficiary shall have the option to acquire, at their discretion, the properties not subject to preemption.

Conditions precedent related to the transaction contemplated by the Beneficiary

This preliminary sales agreement is subject to the following conditions precedent, stipulated in the exclusive interest of the BENEFICIARY, with the exception of the condition regarding the obtaining of a final building permit. The BENEFICIARY alone may invoke the conditions stipulated in their exclusive interest, or waive them by registered letter with acknowledgment of receipt addressed to the Notary and the PROMISING PARTY, within the validity period of this promise.

FINANCING CONDITION PRECEDENT

By express agreement, this agreement is subject to the condition precedent that the BENEFICIARY obtain the financing necessary for the acquisition of the PROPERTY and the completion of their PROJECT—in an amount at least equal to the purchase price—from any banking institution no later than 180 days prior to the expiration date of this promise, namely, the obtaining from any financial institution of a loan for a total amount equal to the price of the land and buildings, with a margin of no more than 2% charged by the institution, for a term of no more than 15 years.

The BENEFICIARY must submit a loan application that complies with the above criteria; otherwise, the BENEFICIARY will not be entitled to rely on this condition precedent, in accordance with the provisions of Article 1304-3 of the Civil Code. The loan(s) shall be deemed to have been obtained upon the lender’s submission to the BENEFICIARY of one or more offers or a firm confirmation of loan approval corresponding to the terms of the Financing of the transaction described above by the BENEFICIARY

Notification of the approval of the loan(s) and notification of the rejection of loan applications must be sent without delay to the notary responsible for drafting the deed formalizing this agreement, by any means, upon the first request of the PROMISING PARTY or said Notary.

If the loan is not obtained as indicated above, each party shall regain its full and complete freedom without compensation from either party, following notification by registered letter with acknowledgment of receipt sent by the BENEFICIARY to the PROMISING PARTY before the expiration of this promise.

If the BENEFICIARY wishes to waive the above-stipulated condition precedent, he or she must inform the notary by any means.

▪	USE OF THE PROPERTY

This promise of sale is granted subject to the condition precedent that the PROPERTY be free of any occupancy or lease as of the date of signing the notarized deed of sale;

▪	OBTAINING ADMINISTRATIVE APPROVALS

The completion of this agreement is subject to the BENEFICIARY obtaining administrative authorizations that are final and free from any appeals or revocations, prior to the expiration of the term of the promise of sale—which may be extended—for the following operation to be carried out on the PROPERTY:

Construction of buildings and facilities for the creation of a basic nuclear facility by December 31, 2030, or, in the event of a change in legislation allowing the fuel plant to benefit from Law No. 2023-491 of June 22, 2023, obtaining an environmental permit allowing construction to begin (non-nuclear portion of the plant) no later than December 31, 2027.

It is specified that, in order to invoke this condition precedent, the BENEFICIARY must provide the PROMISING PARTY with proof that a complete application for a building permit has been filed, within thirty-six (36) months from today, by means of a receipt issued by the competent authority, unless an environmental permit as mentioned in the preceding paragraph has been obtained.

This time limit shall be suspended, and this condition shall be automatically extended in the event of any circumstance beyond the BENEFICIARY’s control or any legal or administrative constraint delaying the BENEFICIARY’s preparation of a complete application for a building permit (including any delay related to the necessary amendment of the Local Urban Planning Plan, the condition of the soil and subsoil, or the presence of pollution). In such a case, the BENEFICIARY shall notify the PROMISING PARTY by any means of the suspension of the deadline for filing the building permit application upon the occurrence of such event or constraint, and shall also notify the PROMISING PARTY of the resolution of such event or constraint when the deadline resumes.

This condition constitutes immediate authorization for the BENEFICIARY to file, at its own expense, the application for a building permit and, if applicable, any application for an amended permit in accordance with applicable urban planning provisions.

This agreement is granted on the condition that the proposed project is not subject to any substantial and unreasonably unforeseeable additional costs for the Beneficiary, due to:

-	a surcharge;

-	specific constraints revealed by samples, studies, analyses, and surveys, requiring special foundations (piles, raft foundations, etc.) or water protection structures (caisson);

-	specific work made necessary, in light of applicable standards and the intended use, by the discovery of specific pollution.

Implementation:

Provided that the application is filed within the aforementioned deadline, the following scenarios should be considered, namely:

In the absence of a response from the administrative authority within the review period and pursuant to Article L 424-2 of the Urban Planning Code, it is agreed that the permit shall not be deemed to have been tacitly granted, and the commitment shall be automatically extended by the time required to obtain the building permit, free of any appeals or revocations, as provided for in the “Time Limit” section above.

If the permit is expressly granted, the BENEFICIARY agrees to have it posted on the construction site and to provide proof of such posting to the PROMISING PARTY upon the latter’s first request, it being specified that only posting on the site triggers the commencement of the period for filing a legal appeal against third parties, effective from the first day of a continuous two-month period following such posting.

If the administrative decision is the subject of a legal, administrative, or hierarchical appeal within two months of its posting (plus a period of fifteen (15) days, taking into account the time required to notify the petitioner of the appeal) and/or a revocation on grounds of illegality within three months of its issuance, the condition precedent shall be extended for a maximum period of THREE (3) years; this extension may not exceed the period set forth above in order to allow the BENEFICIARY to resolve said appeals. Upon the expiration of this period, if an appeal is still pending, the condition precedent shall be deemed not to have been fulfilled and this agreement shall be deemed null and void, unless the BENEFICIARY waives its right to rely on this condition precedent.

The BENEFICIARY shall inform the PROMISING PARTY of its decision:

-	either to use this period to resolve the legal actions through settlement or through the courts,

-	or to waive the acquisition without penalty to either party,

In the event of an administrative or hierarchical appeal, the deadline for filing a lawsuit is extended by two months from the date of the express or implied rejection of the administrative or hierarchical appeal, which will have the effect of extending the condition precedent by the same period.

If this permit has not been the subject of an appeal or revocation within the time limits specified above, the condition precedent shall be deemed to have been fulfilled.

The parties agree that the condition regarding the obtaining of the building permit described above and/or the obtaining of an environmental permit as mentioned is in the interest of each of them.

Thus, in the event of a failure to satisfy the above condition, the PROMISING PARTY may invoke the nullity of the promise of sale, particularly if the BENEFICIARY does not expressly commit to proceeding with the construction project for a facility to manufacture innovative fuel from recycled nuclear materials.

▪          ABSENCE OF ARCHAEOLOGICAL EXCAVATIONS

This promise of sale is granted subject to the condition precedent that the REGIONAL DIRECTORATE OF CULTURAL AFFAIRS (DRAC) does not decide to conduct, on the property that is the subject of this agreement, archaeological excavations resulting from a previously conducted excavation campaign or based on the preliminary archaeological assessment that the BENEFICIARY will have commissioned prior to the execution of the sale by notarized deed, and which would be likely to:

-	to require that all or part of the property covered by the project’s scope be preserved in its current state,

-	and/or to prevent the purchaser’s project by making it substantially more costly or by compromising its technical feasibility,

-	and/or to require an archaeological survey or excavations,

-	and/or to impose requirements that would make the purchaser’s proposed project substantially more costly;

The BENEFICIARY shall request that INRAP (National Institute for Preventive Archaeological Research) conduct the preliminary assessment.

To this end, the SELLER expressly authorizes the BUYER to proceed with said assessment even before the sale is formalized by a notarized deed.

In the event that the final sale does not take place, for any reason whatsoever, the BENEFICIARY must restore the PROPERTY to its current condition at its own expense.

▪          ABSENCE OF POLLUTION

This promise is subject to the condition that the various studies, certificates, or zoning permits to be issued at the request of the Notary or the BENEFICIARY do not reveal any pollution of the land that is the subject of this agreement—in whole or in part—that is incompatible with the BENEFICIARY’s Project, or requiring specialized landfill disposal or special treatment of contaminated soil, and more generally, any pollution that would render the real estate transaction planned by the BENEFICIARY impossible or substantially more costly.

In this regard, the PROMISING PARTY declares:

-	that he has never carried out any polluting activity on the property nor buried any waste, and that, to the best of his knowledge, this has always been the case.

-
to expressly authorize the BENEFICIARY to enter the property that is the subject of this agreement for the purpose of conducting all surveys and measurements, as well as test pits and analyses necessary to verify the nature of the soil and subsoil.

It is hereby specified that the cost of conducting all studies and investigations into the environmental condition of the property shall remain the sole responsibility of the BENEFICIARY, even if the sale does not proceed due to the failure to fulfill any of the conditions precedent.

▪          WATER LAW

This promise of sale is subject to the condition precedent that the BENEFICIARY obtain any authorization required under the Water Act (Article L.214-3 et seq. of the Environmental Code) for the implementation of the project planned by the BENEFICIARY or, if such project falls within the category of operations subject to a simple declaration, the absence of any objection to the declaration(s) filed by the BENEFICIARY with the competent authority.

This commitment is subject to the condition precedent that there are no requirements arising from the application of the Water Act (Article L. 211-1 et seq. of the Environmental Code) that would result in additional costs for the PURCHASER or a change in the scope, terms, or timeline for the completion of its project.

The aforementioned authorization to be obtained must not contain any specific requirements that would result in substantial and unreasonably unforeseeable additional costs for the BENEFICIARY due to a change in the scope, terms, or timelines of its project.

As a result of this condition precedent, the PROMISING PARTY expressly authorizes the BENEFICIARY to enter the property that is the subject of this agreement for the purpose of conducting all surveys and measurements, as well as test drilling and analyses necessary to verify the nature of the soil and subsoil. In the event that the sale does not take place on the scheduled date, for any reason whatsoever, the BENEFICIARY agrees to request the cancellation of the planning permit it has obtained as soon as possible.

▪	HERITAGE PROTECTION

This promise of sale is subject to the condition precedent that there are no restrictions arising from heritage protection (historic monuments, protected areas, etc.) that would result in substantial additional costs for the PURCHASER due to a change in the scope, terms, or timeline of their project;

▪	PROTECTED SPECIES

This promise is subject to the condition precedent that no habitats protected under paragraphs 1°, 2°, and 3° of Section I of Article L. 411-1 of the Environmental Code, resulting in substantial and unreasonably unforeseeable additional costs for the BENEFICIARY due to a change in the scope, terms, or timeline of their project.

▪	ABSENCE OF GEOTECHNICAL CONSTRAINTS

This preliminary agreement is subject to the condition precedent that the results of soil and subsoil studies, samples, and all analyses—which may be conducted by the BENEFICIARY at its sole expense and under its sole responsibility—do not result in substantial and unforeseeable additional costs due to a change in the scope, terms, or timeline of its project.

The BENEFICIARY agrees that, should it wish to have one or more soil studies conducted, it will initiate such procedures within 12 (twelve) months and must notify the PROMISING PARTY thereof.

Otherwise, and unless the BENEFICIARY waives this condition precedent, this agreement shall be deemed null and void.

Accordingly, the PROMISING PARTY authorizes the BENEFICIARY to take all the aforementioned steps.

It is understood that, in the event this agreement is not carried out for any reason whatsoever, the BENEFICIARY must, at its own expense and without delay, remove all traces of the soil studies that were conducted.

▪	LOCAL URBAN PLANNING PLAN

The performance of this agreement is subject to the existence of a local urban planning document (PLU) issued by the municipality of PONT SUR SEINE permitting the construction of an industrial complex, including basic nuclear facilities, on the property that is the subject of this agreement.

This promise is also subject to the condition precedent that the Local Urban Planning Plan (PLU) does not contain any provisions imposing restrictions related to the construction of an industrial real estate complex, including basic nuclear facilities, particularly with regard to height or footprint, that would result in substantial additional costs for the PURCHASER or a change in the scope, terms, or timeline of its project;

▪	AUTHORIZATION TO ESTABLISH A NUCLEAR FACILITY

This letter of intent is subject to the condition precedent that the BENEFICIARY obtain authorization to construct a basic nuclear facility by December 31, 2030, or, in the event of a change in legislation allowing the fuel plant to benefit from the Nuclear Acceleration Act, obtaining an environmental permit allowing construction to begin (non-nuclear portion of the plant) no later than December 31, 2027.

Authorizations from the PROMISING PARTY

The PROMISING PARTY grants full authority to the BENEFICIARY to:

•	File any application for administrative or zoning permits on the property that is the subject of this Promise, and apply for any Zoning Certificate.

•
Erect on the property signage displaying the obtained planning permits, as well as informational or marketing signs, and establish any sales office necessary for its business operations in accordance with applicable regulations.

•
Enter the property that is the subject of this Agreement for the purpose of conducting all surveys and measurements, as well as test drilling and analyses to verify the nature of the soil and subsoil and, if necessary, enter the existing structures on the property that is the subject of this agreement for the purpose of conducting all surveys and cost estimates necessary, in particular, to verify the cost of demolition and the treatment of asbestos, lead, termites, and dry rot.

•	To allow all competent authorities responsible for preventive archaeology to enter the property, if necessary, to conduct any required assessments or excavation campaigns.

In the event that the final sale does not proceed, for any reason whatsoever, the BENEFICIARY must, without delay and at its own expense, restore the PROPERTY to the condition it was in prior to the BENEFICIARY’s work on the PROPERTY.

TRANSITIONAL PROVISIONS

DAMAGE DURING THE TERM OF THESE AGREEMENTS

If a force majeure event were to totally or partially destroy the PROPERTY during the term of this agreement, the BENEFICIARY shall have the option:

a-	either to cancel the sale outright and be immediately reimbursed for any sums paid by him, if applicable, with the exception of the down payment on the commitment fees;

b-
or to proceed with the purchase of the PROPERTY and to receive any compensation that may be paid by the relevant insurance company or companies. The PROMISING PARTY agrees that, in such a case, the BENEFICIARY shall be fully subrogated to all of its rights against said insurance companies, and the BENEFICIARY hereby waives any right of recourse against the PROMISING PARTY.

FREE ACCESS TO THE PROPERTY FOR THE BENEFICIARY

For the purposes of fulfilling the above conditions precedent, the PROMISING PARTY agrees to grant the BENEFICIARY free access to the PROPERTY, effective upon the signing of this agreement, so that the BENEFICIARY or any agent or service provider authorized by the BENEFICIARY may conduct any preliminary studies necessary for the completion of the PROJECT, including the ability to drill water extraction wells, install piezometers or equivalent equipment; the BENEFICIARY is responsible for obtaining any administrative permits required by regulations and for restoring the parcels to their condition prior to the installation of such equipment at its own expense.

The BENEFICIARY agrees to have taken out a comprehensive insurance policy, to respect existing utility networks, to restore them to their original condition at its own expense and risk, and to notify the PROMISING PARTY of the dates of on-site work at least 72 hours before entering the premises.

The PROMISING PARTY undertakes, at the BENEFICIARY’s request, to assist the BENEFICIARY in fulfilling the conditions precedent in order to facilitate administrative procedures, in particular by signing or filing on the BENEFICIARY’s behalf any declaration, application, or formality prepared by the PURCHASER if the owner’s signature is required.

DISSOLUTION OF THE BENEFICIARY

In the event of the judicial dissolution of the BENEFICIARY—if it is a legal entity—prior to the notarized confirmation of the performance of this agreement, this agreement shall become null and void with respect to the BENEFICIARY, and the earnest money paid shall then be refunded.

NEW INSPECTION REPORTS – FINDINGS – DIAGNOSTICS

If, prior to the execution of this Agreement, new legislation protecting the BENEFICIARY comes into effect, the PROMISING PARTY undertakes, at its sole expense, to provide the BENEFICIARY with the necessary diagnostics, reports, and condition reports on the date of sale.

MISCELLANEOUS PROVISIONS AND CLOSING

NO RIGHT OF WITHDRAWAL

The cumulative conditions set forth in Article L. 271-1 of the French Building and Housing Code do not apply to this agreement, as those conditions require that the property be used for residential purposes and that the Beneficiary be a natural person who is not a real estate professional.

Furthermore, since the PROPERTY is not a building lot located in a subdivision for which a development permit has been issued, the provisions of Article L442-8 of the same code do not apply.

Consequently, the BENEFICIARY has no right of withdrawal.

RIGHT OF SUBSTITUTION

The BENEFICIARY may not assign the rights it holds under this Promise.

The BENEFICIARY may, however, substitute another party in its rights and obligations, by registered letter with acknowledgment of receipt addressed to the PROMISING PARTY and the undersigned notary prior to the date of fulfillment of the last of the Conditions Precedent: any subsidiary of the group or partner company that would undertake the project to construct and/or operate a facility for the manufacture of innovative nuclear fuels; provided that any modification to the project may only be made through the signing of an amendment to the promise of sale.

By agreeing to be substituted as the beneficiary of the Promise, the substitute shall be automatically bound by all of the BENEFICIARY’s obligations arising hereunder; the substitution may in no way worsen the PROMISING PARTY’s position or limit the scope of the BENEFICIARY’s commitment.

In this case, the BENEFICIARY shall remain jointly and severally liable with the substitute for the proper performance of the obligations incumbent upon the BENEFICIARY hereunder, but only until the signing of the Deed of Sale.

To enable the PROMISING PARTY to approve the proposed substitution, the BENEFICIARY must provide the following documents regarding the proposed investor:

-	an extract from the corporate registry,

-	certified copy of the current articles of incorporation,

-	the investor’s written consent to be substituted for the BENEFICIARY in its rights and obligations,

-	any document verifying the investor’s solvency and compliance with regulations related to the fight against tax fraud or the financing of terrorism.

The PROMISING PARTY shall notify the BENEFICIARY of its approval or refusal to accept the proposed investor within one month of receiving all of the aforementioned documents, it being understood that any refusal may only be issued on the basis of objective grounds duly set forth, established following an adversarial proceeding between the PROMISING PARTY, the BENEFICIARY, and the investor.

The Beneficiary must notify the PROMISING PARTY of this substitution by registered letter with acknowledgment of receipt, including the Kbis extract of the substituted company.

To the extent that the law requires the identity of the BENEFICIARY to be disclosed to the holder of the right of first refusal applicable in this case, the substitution will trigger a new exercise of that right of first refusal and will cause a new time period associated with such exercise to begin.

PROVISION FOR SALE EXPENSES - COSTS OF THIS AGREEMENT

The BENEFICIARY hereby pays to the notary’s office named at the beginning of this document the sum of FOUR HUNDRED AND FIFTY EUROS (€450.00), consisting of:

1°/ The costs of this promise, for which the Beneficiary is responsible, amounting to:

.Notary office fees (excluding VAT)	250.00 €
.VAT (20%) and registration fees (125 €)	175.00 €
Total	425.00	€425.00
2. An advance payment toward the costs of the final deed		€25.00
Total		€450.00

These fees have been set in accordance with the provisions of Decree No. 2016-230 of February 26, 2016, and the subsequent order establishing notary fees.

Article L444-1 of the Commercial Code:
(…)

Unless otherwise provided, the services performed by the professionals mentioned in the first paragraph of this article that compete with those of other professionals—which are not subject to a fee schedule—are not subject to a regulated fee schedule. The fees for these services shall take into account, in accordance with customary practice, the client’s financial circumstances, the complexity of the matter, the expenses incurred by the professionals concerned, their reputation, and the diligence they exercise. The professionals concerned shall enter into a written fee agreement with their client, which specifies, in particular, the amount or method of determining the fees covering foreseeable services, as well as the various anticipated costs and disbursements.

LAND REGISTRATION - RECORDING

This document constitutes a “unilateral promise to sell” and is not subject to land registry filing.

The parties expressly exempt the undersigned Notary from the obligation to have this document published with the competent land registry office, each party reserving the right to request such publication at a later date, if they deem it necessary, at their own expense.

REGISTRATION ON THE REGISTER

Pursuant to the provisions of Article 60 of Annex 4 of the General Tax Code (C.G.I.), this deed shall be registered for a fee of €125.

POWERS OF ATTORNEY

The parties grant to one of the clerks of the Notary’s Office named at the beginning of this document all powers necessary for the purpose of:

-	to sign all requests for documents, requests for information, and letters waiving the right of first refusal prior to the sale;

-
to draft and sign any documents that may be necessary to complete the land registration formalities for this agreement in the event that either party requests the publication of this agreement with the land registry office, and to make any necessary adjustments to bring this agreement into compliance with land registration regulations.

ELECTION OF DOMICILE

For the purposes of this agreement, the parties elect domicile at their respective residences or registered offices.

Furthermore, in the absence of an amicable agreement between the parties, any disputes that may arise from this agreement shall be submitted to the court with jurisdiction over the location of the PROPERTY.

PROVISION OF RECORDS AND DOCUMENTS

The BENEFICIARY may review all the aforementioned records and documents directly at the Notary’s Office named at the beginning of this agreement, without the Notary’s Office being obligated to send them to the BENEFICIARY as they are received, unless the BENEFICIARY provides written notice to the contrary or it is necessary to inform the BENEFICIARY of specific encumbrances revealed by such records and documents.

DECLARATIONS OF THE PARTIES

The PROMISING PARTY and the BENEFICIARY declare:
That they are not in a state of insolvency, receivership, or judicial liquidation.

And that they are not subject to:
any protective measures.
any of the provisions of the Consumer Code regarding the resolution of situations of excessive debt.

DECLARATION OF GOOD FAITH

The parties affirm, subject to the penalties prescribed by Article 1837 of the General Tax Code, that this document reflects the full purchase price; they acknowledge having been informed by the drafter of this document of the penalties incurred in the event of any inaccuracy in this affirmation.

FORMAL REQUIREMENTS REGARDING APPENDICES

Any annexes, if any, form an integral part of the original deed.

When the deed is drawn up on paper, the documents attached to the deed shall bear a notation confirming such attachment and signed by the notary.

If the deed is drawn up in electronic form, the notary’s signature at the end of the deed also applies to its annexes.

NOTICE REGARDING THE PROTECTION OF PERSONAL DATA

The Notary’s Office processes personal data concerning the individuals named herein for the purpose of performing notarial activities, including the formalities associated with deeds.

This processing is based on compliance with a legal obligation and the performance of a mission falling within the exercise of public authority delegated by the State to notaries and public officials, in accordance with Ordinance No. 45-2590 of November 2, 1945.

This data may be transferred to the following recipients:

•
legally authorized government agencies or partners, such as the General Directorate of Public Finance, or, where applicable, the land registry, notarial bodies, notarial professional organizations, and the central databases of the notarial profession (Central Register of Last Wills and Testaments, Central Electronic Notarial Register, PACS Register, etc.),

•	notary offices participating in or assisting with the deed,

•	the relevant financial institutions,

•	specialized consulting organizations for the management of notarial activities,

•	the High Council of Notaries or its delegate, for the production of statistics used to assess real estate values, pursuant to Decree No. 2013-803 of September 3, 2013,

•
public or private entities for verification procedures related to the identification of politically exposed persons or individuals who have been subject to asset freezes or sanctions, as well as for the purposes of combating money laundering and terrorist financing. These verifications involve the transfer of data to a country outside the European Union and are governed by the signing of standard contractual clauses issued by the European Commission, aimed at ensuring a level of data protection substantially equivalent to that guaranteed within the European Union.

The disclosure of this data to these recipients may be essential for the performance of notarial activities.

Documents used to draw up, register, and publish deeds are retained for 30 years from the completion of all formalities. The authentic deed and its annexes are retained for 75 years, and for 100 years when the deed involves minors or adults under legal protection. Records related to politically exposed persons, money laundering, and terrorist financing are retained for 5 years after the end of the business relationship.

In accordance with current regulations regarding the protection of personal data, individuals may request access to data concerning them. Where applicable, they may request the correction or deletion of such data, obtain a restriction on the processing of this data, or object to its processing for reasons related to their particular situation. They may also establish guidelines regarding the retention, deletion, and disclosure of their personal data after their death.

The Notary’s Office has appointed a Data Protection Officer whom individuals may contact at the following address:cil@notaires.fr .

If individuals believe, after contacting the Notarial Office, that their rights have not been respected, they may file a complaint with a European supervisory authority, specifically the Commission Nationale de l’Informatique et des Libertés (CNIL) in France.

HEREBY CERTIFIED without further action

Generated at the notary’s office and viewed electronically on the date, day, month, and year indicated in the header of this document.

After the document was read aloud, the parties certified that the statements concerning them were accurate, before affixing their signatures on a digital tablet.

The notary participating remotely captured the image of the signature of the party or parties he is assisting and signed the document himself using a secure electronic signature process.

For his part, the undersigned notary also captured an image of the signature of the party or parties he represents and signed the document himself using the same secure electronic signature process.

The notary who executed the deed then signed using a secure electronic signature process.

Signature Collection by Mr. JÉRÔME CAURO

Mr. Gabriel FLOCH, representative of NEWCLEO FUEL INNOVATIONS, has signed in PARIS on November 5, 2025	/s/ Gabriel Floch

and the notary, Mr. JÉRÔME CAURO, has Signed in PARIS THE YEAR TWO THOUSAND TWENTY-FIVE, NOVEMBER 5	/s/ Jérôme Cauro

Signature collection by Attorney PAULINE MAZURE-JACQUOT

Mr. DALLEMAGNE Philippe, acting as representative, signed in TROYES on November 5, 2025	/s/ Philippe Dallemagne

and the notary, Ms. MAZURE-JACQUOT PAULINE signed in TROYES THE YEAR TWO THOUSAND TWENTY-FIVE, NOVEMBER 5	/s/ Pauline Mazure-Jacquot